Exhibit 19.1
OKTA, INC.
AMENDED AND RESTATED INSIDER TRADING POLICY
There are regular opportunities to trade in the common stock (and potentially other securities) issued by or relating to Okta, Inc. (together with its subsidiaries, the “Company”). With that opportunity comes the responsibility to comply with U.S. federal and state and any other applicable securities laws that prohibit insider trading. Violation of these laws carries severe consequences. The Company also has the responsibility to take reasonable steps to prevent insider trading by its employees and others that may have access to material non-public information.
This policy (the “Insider Trading Policy”) is intended to provide a set of guidelines and rules for all of us to comply with insider trading laws and avoid the appearance of impropriety in connection with trading in the Company’s securities or disclosure of information concerning the Company. It is your obligation to understand and comply with this Insider Trading Policy.
The Company has designated its then-serving Chief Legal Officer as its insider trading compliance officer (the “Compliance Officer”). Please contact Chief Legal Officer c/o Okta, Inc., at 100 First Street, Suite 600, San Francisco, CA 94105 if you have any questions regarding the policy.
I.Who is Covered by this Insider Trading Policy?
This Insider Trading Policy applies to all of the Company’s directors, officers, employees, and certain designated consultants and contractors that potentially have access to material, nonpublic (“material” and “nonpublic” are each defined below) information in the course of their service to the Company (each such director, officer, employee, or designated consultant or contractor, an “Okta Covered Person”), and continues to apply following the termination of any such individual’s service to or employment with the Company until any material, nonpublic information possessed by such individual has become public or is no longer material. The same restrictions that apply to you, as an Okta Covered Person, also apply to (1) your spouse, significant other, children, parents or other family members, in each case, living in the same household, (2) all trusts, family partnerships and other types of entities formed for the benefit of you or your family members over which you have the ability to influence or direct investment decisions concerning securities, (3) all persons who execute trades on your behalf and (4) to any investment funds, trusts, retirement plans, partnerships, corporations or other entities over which you have the ability to influence or direct investment decisions concerning securities (each a “Covered Affiliate”). You, as an Okta Covered Person, are responsible for ensuring compliance with this Insider Trading Policy by all of your Covered Affiliates.
In addition to this Insider Trading Policy, all directors, officers and certain designated employees, consultants and contractors of the Company are also subject to, and are required to comply with, the Company’s Special Trading Procedures for Designated Persons (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy, including the requirement to pre-clear all transactions in the Company’s securities by such Designated Persons with the Compliance Officer.

II.What is Prohibited by this Insider Trading Policy?
No Trading Except During Trading Windows.
The announcement of the Company’s quarterly financial results has the potential to have a material effect on the market for the Company’s securities. Although you may not know the financial results prior to public announcement, if you engage in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject you and the Company to a charge of insider trading. Therefore, subject to limited exceptions set forth herein, you may trade in Company securities only during four quarterly trading windows.
What are the Trading Windows?
Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day of the third month of the then-current quarter. For the purposes of this Insider Trading Policy, a “trading day” shall mean a day on which the NASDAQ Global Select Market is open for trading. For example, if the Company issues a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings after trading closes on a Tuesday, the first time an Okta Covered Person can buy or sell Company securities is the opening of the market on Friday. The example above assumes that Wednesday, Thursday and Friday are all trading days. The Company does not guarantee that the trading windows will open when scheduled or remain open until the scheduled closing date. Depending on the circumstances, in any particular quarter, a trading window may open late, or not open at all, and may close earlier than expected. This means that you may be required to forgo planned trading.
In addition, the Company may impose additional ad hoc trading restrictions on all or some Okta Covered Persons and all or some employees (if they are not otherwise designated as Okta Covered Persons), if those persons have or may have knowledge of a particular project, development or other information that constitutes material nonpublic information. These “ad hoc trading restrictions” are independent of the regularly scheduled trading windows and may prevent the persons subject to the ad hoc trading restrictions from trading even when the general trading window is open.
When can I Trade Outside of a Trading Window?
You are allowed to trade outside of a trading window only pursuant to transactions in accordance with one of the exceptions outlined in the section below titled “Are there any Exceptions?”
Hedging, Pledging and Use of Company Securities for Margin Calls is Prohibited:
No Short Sales; No Purchases or Sales of Derivative Securities; No Hedging Transactions; No Company Securities In Margin Accounts or Otherwise Subject to Margin Calls; No Pledges

This Insider Trading Policy unilaterally prohibits the hedging, pledging and use of Company securities as collateral for margin calls (or margin accounts). Below is a list of examples of what this policy prohibits; however, this list is not exclusive, and any other hedging, pledging or margin activity involving Company securities is prohibited.
At no time may you sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”).
You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
You may not use the Company’s securities as collateral in a margin account or otherwise subject to a margin call.
You may not pledge Company securities as collateral for a loan.
No Trading Based on Material, Nonpublic Information.
Even during a trading window, it is generally illegal (and also a violation of the Company’s Insider Trading Policy) for you to trade in the securities of the Company while in possession of material, nonpublic information about the Company. Note that for purposes of this Insider Trading Policy, “securities” includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
Other Prohibited Activities
In addition to restrictions on direct trading, you are generally prohibited from the following activities when you know or are in possession of material non-public information:
•having others trade in the Company’s securities for you;
•giving trading advice of any kind about the Company; and
•disclosing any material, nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are known as “tipping”).
As noted above, these prohibitions also apply to your Covered Affiliates.
In addition, it is the Company’s policy that if, in the course of working for the Company, you learn of any material, nonpublic information about any other company (e.g., a customer,

supplier or other party with which the Company is negotiating a major transaction, such as an acquisition, investment or sale), you may not trade in that company’s securities until the information becomes public or is no longer material.
This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to satisfy part or all of the exercise price of an option (unless the Company is the purchaser of the outstanding Company securities), any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
Definition of Material, Nonpublic Information
This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.”
What is “Material” Information?
Information about the Company is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, if the information is likely to have a significant effect on the market price of the security , or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•projections of future earnings or losses, or other earnings guidance;
•projections of future non-financial key business metrics;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;

•actual or threatened litigation or governmental investigations or major developments in such matters;
•developments regarding products, customers, partners, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•cybersecurity or data security incidents;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships.
The U.S. Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
What is “Nonpublic” Information?
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.
For example, if after trading closes on a Tuesday the Company announces material information that you are, or are deemed to be, aware of prior to the public announcement, the first time that you may buy or sell Company securities will be the opening of the market on Friday. The example above assumes that Wednesday, Thursday, and Friday are all trading days.
Are there any Exceptions?
Except as set forth below, there are no exceptions to this Insider Trading Policy. Gifts are not an exception and are subject to the terms of this Insider Trading Policy.
Certain Transactions Related to Employee Benefit Plans
Exercise of Stock Options. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash or by net exercise where the Company accepts vested shares under the stock option as payment for the exercise price.

However, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy. In addition, this Insider Trading Policy applies to the sale of outstanding Company securities to constitute part or all of the exercise price of an option, any exercise of a stock appreciation right, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to the withholding by the Company of shares of stock, or the required sale of shares of stock, in either case, upon vesting of restricted stock or upon vesting and settlement of restricted stock units to satisfy applicable tax withholding requirements if: (a) such withholding or sale is required by the applicable plan or award agreement; (b) the election to withhold shares or require the sale of shares was made by the Company in its sole discretion; or (c) the election to have shares withheld or sell shares was made by the Okta Covered Person in compliance with this Insider Trading Policy.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to (i) periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2017 Employee Stock Purchase Plan, or its successor plan, or (ii) elections with respect to participation in the Company’s 2017 Employee Stock Purchase Plan, or its successor plan, or to purchases of securities under such plan. However, any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this Insider Trading Policy.
10b5-1 Trading Plans. Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the Company’s trading windows. If you are interested in more information about Rule 10b5-1 plans, you should contact the Compliance Officer for more information.
III.What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry
Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorney’s Office, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5 million;

•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the managers of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of
$2.3 million (as may be adjusted for inflation) or three times the profit made or loss avoided, as well as criminal penalties of up to $25 million, and could under certain circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any U.S. federal or state or other applicable insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
IV.Does the Company have any Other Policies Regarding Confidential Information?
The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.
V.How Do You Report a Violation of this Insider Trading Policy?
If you violate this Insider Trading Policy or any U.S. federal or state or other applicable laws governing insider trading, or know of any such violation by any other Okta Covered Person, you are encouraged to report the violation immediately through the procedures set out in the Okta Code of Conduct and any related information regarding the compliance reporting system provided to employees. If the conduct in question involves the Compliance Officer, if you have reported such conduct to the Compliance Officer and do not believe that he or she has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the then-serving Chief Financial Officer c/o Okta, Inc., 100 First Street, Suite 600, San Francisco, CA 94105.

VI.Is This Insider Trading Policy Subject to Modification?
The Compliance Officer shall have the authority to interpret and update this Insider Trading Policy and all related policies and procedures. In particular, such interpretations and updates of this Insider Trading Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Insider Trading Policy to the extent consistent with the general purpose of this Insider Trading Policy and applicable securities laws.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Insider Trading Policy or with securities laws.
VII.Waivers
A waiver of any provision of this Insider Trading Policy in a specific instance may be authorized in writing by the Compliance Officer, his or her designee or the Chair of the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.
VIII.Acknowledgment
This Insider Trading Policy will be delivered to all current Okta Covered Persons and to all new Okta Covered Persons at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each Okta Covered Person must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy. The acknowledgment should be returned in the manner provided for in the notice accompanying the delivery of this Insider Trading Policy or as set forth in the Company’s Employee Handbook.
The acknowledgment will constitute consent for the Company to impose sanctions for violation of this Insider Trading Policy, to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance, and to disclose wrongdoing to governmental authorities.
You will be required upon the Company’s request to re-acknowledge and agree to comply with this Insider Trading Policy (including any amendments or modifications). For this purpose, you will be deemed to have acknowledged and agreed to comply with this Insider Trading Policy when copies of such items have been delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.
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Failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of employment or service relationship with the Company.
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Amended and Restated by the Audit Committee of the Board of Directors of Okta, Inc. on February 27, 2023.

OKTA, INC.
AMENDED AND RESTATED SPECIAL TRADING PROCEDURES
FOR DESIGNATED PERSONS
To comply with U.S. federal and state securities laws governing insider trading, Okta, Inc. (the “Company”) has adopted these Special Trading Procedures for Designated Persons (“Trading Procedures”) as an addendum to the Company’s Insider Trading Policy (“Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Insider Trading Policy. Capitalized terms used in these Trading Procedures and not defined herein have the meaning set forth in the Insider Trading Policy.
A.     SCOPE
These Trading Procedures regulate securities trades by all directors and officers (designated as “Section 16 Officers” by the board of directors) of the Company and certain other designated employees, consultants and contractors of the Company and its subsidiaries as set forth in Exhibit A (“Designated Employees”), who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (collectively, these directors, Section 16 Officers and Designed Employees are referred to as “Designated Persons”). These Trading Procedures also apply to all Covered Affiliates (as that term is defined in the Insider Trading Policy); provided, however, that these Trading Procedures shall not apply to a Covered Affiliate that is an entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.
Designated Persons are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Covered Affiliates. Unless the context otherwise requires, references to “Designated Persons” in these Trading Procedures refer collectively to Designated Persons and their Covered Affiliates.
These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, restricted stock units, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
These Trading Procedures continue to apply to you, as a Designated Person, following the termination of your service to or employment with the Company until any material, nonpublic information you possess has become public or is no longer material. In addition, following the termination of your service to or employment with the Company, you remain subject to the U.S. federal and state and other applicable securities laws prohibiting insider trading.

B.     SPECIAL TRADING RESTRICTIONS
Please see the Insider Trading Policy for a description of prohibited activities and specific exemptions applicable to all Okta Covered Persons. In addition to the Insider Trading Policy, as a Designated Person you are subject to the following special trading restrictions:
1.Trades by Directors and Section 16 Officers. Directors and Section 16 Officers may only trade in the Company’s securities pursuant to a valid and approved Rule 10b5-1 plan that complies with the Company’s Rule 10b5-1 Plan Policy (“Rule 10b5-1 Plan Policy”), and any trades effected pursuant to such a Rule 10b5-1 plan are not subject to the procedures set forth in Section C below.
2.Trades by Designated Employees pursuant to Pre-Approved Rule 10b5-1 Plans. Designated Employees may elect to trade pursuant to a valid and approved Rule 10b5-1 plan that complies with the Rule 10b5-1 Plan Policy, and any trades effected pursuant to such a Rule 10b5-1 plan are not subject to the procedures set forth in Section C below.
3.Trades by Designated Employees not pursuant to Pre-Approved Rule 10b5-1 Plans Must Be Pre-Cleared by the Compliance Officer. Except as provided in Section B.2 above, no Designated Employee may trade in Company securities unless the trade has been approved by the Compliance Officer designated in the Insider Trading Policy, or his or her designee, in accordance with the procedures set forth in Section C below. The Compliance Officer, or his or her designee, will review and either approve or prohibit all proposed trades by Designated Employees in accordance with such procedures. If the Compliance Officer is a Designated Employee, rather than a Section 16 Officer, and as a result is permitted to trade pursuant to this Section B.3, transactions by the Compliance Officer must be pre-approved by the then-serving Chief Financial Officer, or his or her designee.
C.     PRE-CLEARANCE PROCEDURES
1.Procedures. No Designated Employee may trade in Company securities until:
a.The Designated Employee has notified the Compliance Officer of the amount and nature of the proposed trade(s) either by using the Stock Transaction Request form attached to these Trading Procedures or otherwise providing the equivalent information;
b.The Designated Employee has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Designated Employee is not in possession of material, nonpublic information concerning the Company; and
c.The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail. The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Designated Employee from, the consequences of prohibited insider trading.
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2.Additional Information. Designated Employees shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
3.No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Designated Employee. The Compliance Officer may reject any trading request at his or her sole and reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If a Designated Employee requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
4.Completion of Trades. After receiving written clearance to engage in a trade from the Compliance Officer, a Designated Employee must complete the proposed trade within five (5) business days or make a new trading request. For example, if a Designated Employee requests and receives pre-clearance after the market closes on a Monday, the pre-clearance expires at close of market on the following Monday.
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Amended and Restated by the Audit Committee of the Board of Directors of Okta, Inc. on February 27, 2023.

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